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                                                                   EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


         This Employment Agreement is made and entered into this 5th day of April, 1999, by and between The Harvey Entertainment Company, a California corporation (the "Company"), and Roger A. Burlage (the "Employee").

         Whereas, the Company desires to assure that the Company retains the services of Employee, whose experience, knowledge and abilities with respect to the business and affairs of the Company are extremely valuable to the Company.

         Now, therefore, the Company and Employee agree as follows:

         1. Positions and Duties.

               a. The Company hereby employs Employee as Chief Executive Officer of the Company during the term of this Agreement, with powers and duties consistent with such position. Employee shall, during the term of this Agreement, perform such additional or different duties, and accept the election or appointment to such other offices or positions, as may mutually be agreeable to Employee and the Board of Directors of the Company. Employee shall report to the Board of Directors of the Company. Employee shall also be appointed to the Board of Directors of the Company (and shall be elected Chairman of the Board) as soon as practicable after the date hereof and shall thereafter be included in management's state of directors nominated for approval by the Company's shareholders.

               b. Employee shall devote his full working time to the promotion of the Company's business and welfare; provided, however, that Employee may engage in other business activities with the Company's prior written consent which consent shall not be unreasonably withheld provided that such other business activities shall not constitute a Competitive Business (as defined below) and shall not adversely affect the performance of Employee's services hereunder. The Company hereby consents to Employee's activities as provided on
Schedule II hereof. Employee shall perform such duties and responsibilities incidental to his employment as may from time to time be requested by the Board of Directors of the Company, consistent with Employee's position, stature and experience, and shall faithfully observe the Company's policies and procedures consistent with the provisions hereof. Employee shall have the authority to select and employ all staff necessary to conduct the business of the Company and each of its subsidiaries, and all such staff shall ultimately report to, and be subject to the control and direction of, Employee.



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               c. During the term of this Agreement, Employee shall not,
directly or indirectly, (i) engage in any business for his own account which is competitive with the businesses of the Company or the Company's subsidiaries or affiliates (collectively, "Competitive Business") so long as the Company or the Company's subsidiaries or affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; or (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. In addition, during the term of this Agreement and during the one year period following termination of his employment hereunder, Employee shall not, directly or indirectly (i) induce any customer or supplier of the Company or the Company's subsidiaries or affiliates to terminate its relationship with the Company or the Company's subsidiaries or affiliates (as the case may be); or
(ii) solicit or induce any of the Company's employees to terminate their employment with the Company, or hire or cause any of the then current employees of the Company to be hired by any other company (except companies controlled by the Company). Notwithstanding anything to the contrary, Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee's ownership of:

                  (1) securities of any corporation which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Employee is not part of any control group of such corporation (the Company is aware that Employee holds options in Trimark Holdings, Inc. and such holdings are not in conflict with this Section 1 (c)); and

                  (2) any securities of a partnership, trust, corporation or other person so long as Employee remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with the Company or its subsidiaries or affiliates.

         2. (a) Salary. During the term of his employment hereunder, the Company shall pay to Employee a salary, in equal installments not less frequently than monthly, at the rate of $500,000 per year subject to review annually by the Board of Directors for increase in the Board's discretion (however, the annual increase shall be no less than 7-1/2% per year).

            (b) Incentive Compensation. Employee shall be eligible to receive an annual bonus based on the Company's performance, which bonus (if any) shall be determined by the Board of Directors in its sole discretion.

         3. Warrants to Purchase Common Stock. Employee shall be granted Warrants to purchase 400,000 shares of common stock, no par value per share ("Common Stock"), of the Company ("Warrants") on the effective date hereof pursuant to the terms of the Warrant Agreement dated as of April 5, 1999, among the Company, the Employee and the other signatories thereto (the "Warrant Agreement"). The Warrants granted to Employee shall consist equally of Series A Warrants, Series B Warrants and Series C Warrants. In addition, Employee



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shall have the right within one year after the effective date hereof to direct the award of Warrants (consisting equally of Series A Warrants, Series B Warrants and Series C Warrants) to purchase an additional 800,000 shares of Common Stock pursuant to the Warrant Agreement to management, directors or consultants to Harvey (of which Warrants up to 200,000 shares may be directed to Employee). In other words, the Warrants referred to above shall constitute 1,200,000 of the 2,400,000 shares covered by the Warrant Agreement. If the employment of Employee hereunder is terminated by the Company for Cause (as defined in section 6(a) below) or if Employee terminates his employment hereunder without Cause, the portion of the Warrants which have not theretofore vested as of the date of termination, as specified on Schedule I hereto, shall be immediately canceled, and all of Employee's rights under the Warrants that are canceled shall revert back to the Company.

         4. Expenses. The Company will reimburse or pay Employee for all usual, reasonable and necessary expenses paid or incurred by Employee in the performance of his duties hereunder, consistent with the Company's expense reimbursement policies and subject to receipt by the Company of appropriate documentary proof of all expenditures for which reimbursement is sought. Employee will be entitled to first-class air transportation and accommodations whenever he travels in connection with the business of the Company and shall have the right, up to two times per year, to have his wife accompany him on such trips at the Company's expense.

         5. Employee Benefits. a. During the term of his employment hereunder, Employee shall be entitled to participate in and receive all other benefits of employment generally available to other currently existing officers of the Company, including, among other things, participation in any stock option and stock incentive plans, retirement plans, medical, dental and accidental benefit plans, life insurance and disability insurance benefits and vacation, if and to the extent that Employee is eligible to participate in accordance with the provisions of any such plans or benefits. In the event Employee chooses primary medical coverage pursuant to his wife's plan, the Company will provide a wrap around policy providing excess medical coverage and benefits up to the level otherwise available to Company officers. The Company will also reimburse Employee for the cost of monthly membership dues and other charges for the business use of his current local country club for the term hereof, up to $7,500 per year.

            b. Without limiting any other provision hereof, Employee shall be entitled to participate to the full extent of the participation by any other senior executive employee of the Company in any profit-sharing, pension, health, vacation, insurance or other plans, benefits or policies available to the senior executive employees of the Company established by the Company in its sole and absolute discretion from time to time and not duplicative of those provided herein.

         6. Term.

               a. The term of Employee's employment by the Company under this Agreement shall commence on the effective date hereof and shall terminate upon the first to occur of the following events: (i) April 30, 2003, (ii) the death of Employee, (iii) at the option of



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the Company upon 20 days prior written notice to Employee, in the event of the inability of Employee to perform his duties hereunder, whether by reason of injury, illness (physical or mental) or otherwise, for a period of six (6) consecutive months ("disability"), or (iv) the discharge of Employee for Cause. Cause shall mean, and be limited to, (i) acts of deliberate dishonesty constituting either the commission of a felony or the misappropriation of substantial corporate assets for personal benefit, (ii) willful failure to observe or follow reasonable and explicit instructions or directives of the Board of Directors of the Company, or (iii) willful malfeasance or willful failure to act involving material nonfeasance, if in either case such malfeasance or nonfeasance would have a material adverse effect on the Company. The Company agrees to give written notice to Employee specifying the claimed Cause and, provided such Cause is curable, to permit Employee to correct the claimed Cause as soon as practical thereafter but no later than thirty (30) days after receipt of the applicable notice prior to termination. However, in no event shall the occurrence of Cause within clause (i) be subject to cure. Upon the termination of Employee's employment pursuant to this Section 6G3 (a), the Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement, except that any salary or other benefits accrued or earned by Employee to the date of termination but not paid shall be paid by the Company to Employee or his estate, and Employee shall be entitled to such benefits, if any, under Sections 4 and 5 hereof to which he has become entitled prior to the date of his termination of employment.

               b. If, without Cause, the Board of Directors of the Company without Employee's consent determines to remove Employee from the office of the Chief Executive Officer of the Company, Employee shall have the right to elect to treat such event as a termination of his employment by the Company without Cause with the consequences provided in this paragraph 6(b). In the event the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation, Employee's position is eliminated or Employee is not the chief executive officer of the surviving or resulting corporation, Employee shall be entitled to terminate his employment within three (3) months of such merger or consolidation, and such termination shall be deemed to be a termination by the Company without Cause hereunder. If Employee's employment is terminated by the Company without Cause, Employee shall be entitled to receive from the Company until the ending date of the period of employment hereunder (determined as provided in paragraph 6(a) hereof) the salary, benefits and emoluments in effect at the date of such termination. Upon the payment of the amounts provided in this paragraph 6(b), the Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement, except that Employee shall be entitled to such benefits, if any, under Section 4 hereof to which he has become entitled prior to the date of his termination of employment.

               c. In the event that the term of Employee's employment by the Company terminates at the end of the term on April 30, 2003, Employee shall be entitled to maintain an office and secretary at the Company for an additional three year period, at the Company's expense. Employee shall provide such continuing services, in such capacity and for such compensation as the parties mutually agree in good faith.



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         7. Mitigation. Employee shall not be obligated to mitigate the damages he may incur in the event of termination by the Company without Cause. Employee agrees that if Employee furnishes his services for other engagements or employment after termination hereunder, fifty percent (50%) of the total compensation actually earned by Employee together with any other benefits earned by Employee shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Employee. In no event, however, shall activities to the extent permitted on Schedule II hereof be considered for such offset purposes. Employee agrees that he shall give written notice to the Company (promptly after accepting employment or furnishing his services after termination of his employment with the Company) of any amounts earned (or to be earned) by Employee and any benefits provided (or to be provided) to Employee pursuant to his new employment arrangement.

         8. Nondisclosure of Confidential Information.

               a. "Confidential Information" shall include, but not be limited to, all of the Company's and its subsidiaries' and affiliates' performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, merchandising agreements, licensing agreements, distribution agreements, customer lists, technical requirements of customers and identity and purchasing terms of suppliers.

               b. Employee acknowledges that the Company, and its subsidiaries and affiliates, have exclusive property rights to all of their respective Confidential Information and agrees to assign all rights he might otherwise possess in any Confidential Information to the Company. Except as required in the performance of his duties hereunder, Employee shall not at any time during or after the term of his employment, directly or indirectly use, communicate, disclose or disseminate, lecture upon/publish articles or otherwise put in the public domain, any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, or its subsidiaries or affiliates, or their products, operations and activities until such Confidential Information becomes generally available to the public by independent discovery, development or publication or generally known within the industry other than as a result of Employee's breach hereof.

               c. All documents, records, notebooks, notes, memoranda, computer records and other repositories of or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company, or its subsidiaries or affiliates, or to its products, operations and activities made or compiled by Employee at any time or made available to Employee prior to or during the term of his employment by the Company, including any and all copies thereof shall be the property of the Company, shall be held by Employee in trust solely for the benefit of the Company, and shall be delivered to the Company by Employee on the termination of Employee's employment or at any other time on the request of the Company.



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         9.  Right to Injunction. Employee acknowledges that any remedy at law for a breach by him of the provisions of Section 1 or 9 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of Section 1 or 9 hereof, the Company shall be entitled to seek injunctive relief in addition to any other remedy it may have.

         10. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements of the parties with respect to the subject matter hereof. This Agreement may not be changed or amended except in writing signed by the parties.

         11. Governing Law. This Agreement shall be subject to, and be governed by, the laws of the State of California .

         12. Assignment. Employee may not assign, transfer or convey this Agreement or any interest therein. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole but not in part, to and shall be binding upon and inure to the benefit of any successor of the Company, but any such assignment shall not relieve the Company of any of its obligations. The term successors shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to or otherwise acquires all or substantially all of the assets of the Company; provided that nothing herein shall limit the provisions of the second sentence of Section 6(b) hereof.

         13. Arbitration. a. Without limiting the Company's right to seek injunctive relief as described in Section 9, in the event of a disagreement or dispute between the Company and Employee related to this Agreement, the matter will be finally settled in Los Angeles, California by arbitration by a single arbitrator (unless the parties cannot agree on such arbitrator in which case each party will select an arbitrator and the two arbitrators so selected shall select the third arbitrator) in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator(s) in writing shall be final and binding upon the parties and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator(s), and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees.

             b. The prevailing party in any arbitration shall be entitled to be reimbursed for attorneys fees and costs in connection with the pursuit of such arbitration, subject to the following limitation: such reimbursement shall not exceed the total attorneys fees and costs incurred by whichever of the two parties to such arbitration has the lesser aggregate attorneys fees and costs. By way of example, if Employee brings an arbitration against the Company and the Company prevails in such arbitration, (thus entitling the Company to reimbursement of attorneys fees and costs), and if Employee's legal fees and costs amount to $50,000 and the Company's legal fees and costs amount to $85,000, Company's recovery of legal fees and costs against Employee in such instance shall be limited to $50,000.



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         14. Indemnification. Employee shall be entitled to the benefit of indemnification to the fullest extent permitted by applicable law at the time of assertion of any liability against Employee, and, in any event, to the most favorable indemnification provisions or agreements available to any other senior executive of the Company. The Company represents that it currently has directors' and officers' liability insurance with coverage up to $5,000,000.

         15. Waiver. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         16. Counterparts. This Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

         17. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified United States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party:

           If to the Company:   The Harvey Entertainment Company
                                1999 Avenue of the Stars, Suite 2050
                                Los Angeles, California 90067
                                Attention: Chairman of the Board

           with copy to:        Kaye, Scholer, Fierman, Hays & Handler, LLP
                                1999 Avenue of the Stars, Suite 1600
                                Los Angeles, California 90067
                                Attention: Barry L. Dastin, Esq.
                                Fax: (310) 788-1202


           If to Employee:      Roger A. Burlage
                                5451 N. Newcastle Lane
                                Calabasas, California 91302
                                Home Fax: (818) 878-0012

           with a copy to:      Kleinberg Lopez Lange Brubin & Cuddy
                                2049 Century Park East, Suite 3180
                                Los Angeles, California 90067
                                Attention: Kenneth Kleinberg, Esq.
                                Fax: (310) 277-7145

         18. Effective Date. This Employment Agreement shall become effective (the "effective date") on the closing of the Stock Purchase Agreement dated as of even date herewith



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(the "SPA") between the Company, Employee, Michael R. Burns, The Kushner-Locke
Company and the other parties thereto. If the acquisition of shares of Series A Convertible Preferred Stock under the SPA is not consummated, or if the SPA is terminated in accordance with its terms, this Employment Agreement shall be null and void.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE                             THE HARVEY ENTERTAINMENT COMPANY



/s/ ROGER A. BURLAGE                 By: /s/ MICHAEL S. HOPE
--------------------------------        -------------------------------------
Roger A. Burlage                        Michael S. Hope



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                                   Schedule I

Employee's right to exercise the Warrants will proportionally vest based upon his length of employment with the Company pursuant to the terms of this Agreement. One-half (50%) of the warrants will be immediately vested. The balance of the warrants will vest as follows:

                              Percentage of Employee's
Length of Employment          Warrants That Vest
--------------------          ------------------------

one year                      25%
two years                     12.5%
three years                   12.5%

Notwithstanding anything to the contrary herein or in the Warrant Agreement, in the event of the termination of Employee's employment by the Company without Cause or as a result of Employee's death or disability during the term of and pursuant to the attached Employment Agreement, all unvested Warrants held individually by Employee shall immediately vest and shall remain exercisable for a period equal to the then balance of the term of the Warrants (i.e. the balance of the six year, seven year or eight year term depending on the relevant Warrants).



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                                   Schedule II

                              Additional Activities

1. Employee consults with various other entertainment companies, including without limitation Trimark Holdings Inc. through his company Roch Enterprises Inc. These activities will be immediately limited to current clients and will be phased out over a period of six months from the effective date of the attached Employment Agreement. Employee is a member of the Board of Directors of Trimark Holdings Inc. and shall resign from such position as soon as practical and in any event within three months from the effective date.

2. Employee is a partner of Burlage/Edell Productions, Inc., a television and theatrical motion picture and development company which also acts as a consultant to Trimark Holdings Inc. After the closing and subject to a six-month maximum phase-out period, Employee will turn over all management functions to his partner Elaine Hastings Edell or other third party. Following the closing, Employee shall promptly offer the Company a customary "first look" deal on all new projects (subject to existing deals in place) in exchange for a general overhead housekeeping/ deal on terms to be negotiated with the Company (which the Company can enter into or not enter into in its sole discretion and as to which deliberations Employee shall recuse himself).

3. Employee is a founding shareholder and chief executive officer of Heartland Entertainment, Inc., formed in 1998 for the purpose of producing filmed entertainment product, primarily for worldwide theatrical and television audiences. Heartland is currently negotiating with Universal Pictures to distribute a slate of a minimum of twelve feature films, to be financed by a line of credit from Chase Manhattan Bank backed by an insurance program. Employee shall either arrange for Harvey to acquire all or a controlling stake in Heartland, on terms satisfactory to Harvey, or he will resign as CEO, while retaining his economic stake on a passive basis (in which case, Employee may consult with Heartland on a part-time basis in such manner as does not conflict with the Company or Employee's obligations under the attached Employment Agreement).



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